HEI Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-230031 and 333-234591 on Form S-3 and Registration Statement Nos. 333-02103, 333-232360, 333-159000, 333-232361, 333-166737, 333-174131 and 333-232359 on Form S-8 of our report dated February 28, 2020, relating to the financial statements of Hawaiian Electric Industries, Inc. and the effectiveness of Hawaiian Electric Industries, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Honolulu, Hawaii
February 28, 2020